EXHIBIT 99.1

Hanmi Reports Solid Growth in Earnings for Third Quarter 2018

2018 Third Quarter Highlights:

  Third quarter net income of $16.1 million, or $0.50 per diluted share, up 3.4% from the prior quarter and up 7.8% year-over-year.
  Loans and leases receivable of $4.6 billion, up 3.6% in the third quarter on an annualized basis and up 9.2% year-over-year.
  Deposits of $4.6 billion, up 16.8% in the third quarter on an annualized basis and up 7.3% year-over-year driven by growth in time deposits; Loan to deposit ratio declined to 99.3% from 102.6% in the prior quarter.
  Net interest income was $45.3 million, up 0.5% from the prior quarter and up 0.9% from a year ago; Net interest margin was 3.48%, down 12 basis points from the prior quarter and 31 basis points from a year ago.
  Noninterest income was $6.2 million, up 4.5% from the prior quarter and down 29.5% from a year ago.
  Noninterest expense was $29.0 million, down 1.7% from the prior quarter and included $0.5 million of merger and integration costs; Efficiency ratio of 56.28% improved by 152 basis points from prior quarter.
  Excellent asset quality; Nonperforming assets at 0.35% of total assets and net charge-offs of 0.03%.
  Return on average assets was 1.17% and return on average equity was 10.91% for the third quarter compared with 1.17% and 10.81%, respectively, for the prior quarter and 1.18% and 10.73%, respectively, a year ago.
  Repurchased approximately 1.3%, or 429,558 shares, of Hanmi’s outstanding common stock under the previously announced 5.0% share repurchase program.

LOS ANGELES, Oct. 23, 2018 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2018 third quarter of $16.1 million, or $0.50 per diluted share, compared with $15.5 million, or $0.48 per diluted share for the 2018 second quarter and $14.9 million, or $0.46 per diluted share for the 2017 third quarter.

C. G. Kum, Chief Executive Officer, said, “Hanmi delivered a solid performance with net income up 3% from the prior quarter and up almost 8% year-over-year. Careful expense management along with loan growth drove the improvement in the bottom line. During the quarter, we also repurchased 429,558 shares of Hanmi’s common stock, or 1.3% of outstanding shares, under our recently announced stock repurchase program that authorized the buy-back of up to 5% of our shares outstanding. We expect, as market conditions permit, to complete the buy-back of the remaining shares under the authorized stock repurchase program by year end.”

Mr. Kum concluded, “Over the past four years, Hanmi has successfully generated double-digit annual growth in high-quality loans. However, given the current competition for deposits and increasingly challenging environment to originate loans that are well-priced and meet our underwriting standards, we made a strategic decision during the quarter to slow loan growth for the second half of 2018 and to moderate our loan growth expectation for 2019 to a range of 5% to 7%. In addition, a review of the company’s cost structure is being undertaken with the goal of reducing non-interest expenses by at least $5 million, or approximately $0.12 per share, in 2019. A key part of this activity will include a review of our technology platform and processes to improve operating efficiencies. We expect the improved cost structure and operating efficiencies will better position the company to pursue opportunistic growth in the future.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	September 30,	June 30,	March 31,	December 31,	September 30,	Q3-18	Q3-18
	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17

Net income	$16,081	$15,548	$14,855	$11,500	$14,923	$533	$1,158
Net income per diluted common share	$0.50	$0.48	$0.46	$0.36	$0.46	$0.02	$0.04

Assets	$5,487,042	$5,415,202	$5,305,641	$5,210,485	$5,111,396	$71,840	$375,646
Loans and leases receivable	$4,582,883	$4,542,126	$4,413,557	$4,304,458	$4,195,355	$40,757	$387,528
Deposits	$4,614,422	$4,426,535	$4,378,101	$4,348,654	$4,299,010	$187,887	$315,412

Return on average assets	1.17%	1.17%	1.16%	0.88%	1.18%	0.00	-0.01
Return on average stockholders' equity	10.91%	10.81%	10.65%	8.12%	10.73%	0.10	0.18

Net interest margin (1)	3.48%	3.60%	3.70%	3.79%	3.79%	-0.12	-0.31
Efficiency ratio (2)	56.28%	57.80%	58.36%	54.16%	53.33%	-1.52	2.95

Tangible common equity to tangible assets (3)	10.15%	10.35%	10.43%	10.58%	10.72%	-0.21	-0.57
Tangible common equity per common share (3)	$17.31	$17.20	$16.98	$16.96	$16.86	$0.11	$0.45

(1) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.
(2) Noninterest expense divided by net interest income plus noninterest income.
(3) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $45.3 million for the third quarter of 2018 compared with $45.1 million for the second quarter of 2018. Interest and fees on loans and leases increased 4.9%, or $2.7 million, from the preceding quarter due to a 3.1% increase in average loans and leases receivable and a three basis point increase in the average yield; however, interest expense on deposits increased 23.5% or $2.2 million, from the preceding quarter due to a 3.2% increase in average interest-bearing deposits and a 23 basis point increase in rates paid. Loan prepayment fees were immaterial during the last two quarters.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-18	Q3-18
Net Interest Income	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17

Interest and fees on loans and leases(1)	$56,361	$53,708	$51,574	$52,176	$50,265	4.9%	12.1%
Interest on securities	3,238	3,198	3,105	3,194	3,188	1.3%	1.6%
Dividends on FHLB stock	286	283	289	289	286	1.1%	0.0%
Interest on deposits in other banks	151	133	114	125	123	13.5%	22.8%
Total interest and dividend income	$60,036	$57,322	$55,082	$55,784	$53,862	4.7%	11.5%

Interest on deposits	11,694	9,465	7,785	7,402	7,071	23.5%	65.4%
Interest on borrowings	1,264	1,015	679	363	198	24.5%	538.4%
Interest on subordinated debentures	1,749	1,728	1,694	1,676	1,667	1.2%	4.9%
Total interest expense	14,707	12,208	10,158	9,441	8,936	20.5%	64.6%
Net interest income	$45,329	$45,114	$44,924	$46,343	$44,926	0.5%	0.9%

(1) Includes loans held for sale.

Net interest margin on a tax equivalent basis was 3.48% for the third quarter of 2018 compared with 3.60% for the second quarter of 2018 down 12 basis points primarily from the increase in the cost of interest-bearing deposits. The average earning asset yield (tax equivalent) was 4.60% for the third quarter of 2018 compared with 4.57% for the second quarter of 2018. The three basis point increase was primarily due to the increase in average yield for loans and leases receivable. The cost of interest-bearing liabilities was 1.66% for the third quarter of 2018 compared with 1.44% for the second quarter of 2018. The 22 basis point increase was primarily due to an 8.6% increase in average time deposits and a 28 basis point increase in the average rate paid on time deposits.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-18	Q3-18
Average Earning Assets and Interest-bearing Liabilities	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17
Loans and leases receivable (1)	$4,551,284	$4,414,217	$4,310,964	$4,227,259	$4,092,131	3.1%	11.2%
Securities	589,939	591,493	588,738	611,181	611,538	-0.3%	-3.5%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	30,368	28,831	32,401	36,386	38,981	5.3%	-22.1%
Average interest-earning assets	$5,187,976	$5,050,926	$4,948,488	$4,891,211	$4,759,035	2.7%	9.0%

Demand: interest-bearing	$92,090	$92,552	$91,378	$90,646	$90,720	-0.5%	1.5%
Money market and savings	1,377,739	1,412,118	1,478,795	1,513,408	1,526,951	-2.4%	-9.8%
Time deposits	1,687,827	1,553,692	1,440,382	1,408,227	1,384,724	8.6%	21.9%
Average interest-bearing deposits	3,157,656	3,058,362	3,010,555	3,012,281	3,002,395	3.2%	5.2%
Borrowings	240,054	214,066	179,000	119,946	67,935	12.1%	253.4%
Subordinated debentures	117,584	117,456	117,323	117,198	117,065	0.1%	0.4%
Average interest-bearing liabilities	$3,515,294	$3,389,884	$3,306,878	$3,249,425	$3,187,395	3.7%	10.3%

(1) Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-18	Q3-18
Average Yields and Rates	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17
Loans and leases receivable(1)	4.91%	4.88%	4.85%	4.90%	4.87%	0.03	0.04
Securities (2)	2.31%	2.29%	2.24%	2.37%	2.41%	0.02	-0.10
FHLB stock	6.93%	6.93%	7.15%	7.00%	6.93%	0.00	0.00
Interest-bearing deposits in other banks	1.97%	1.85%	1.43%	1.36%	1.25%	0.12	0.72
Interest-earning assets	4.60%	4.57%	4.53%	4.56%	4.53%	0.03	0.07

Interest-bearing deposits	1.47%	1.24%	1.05%	0.97%	0.93%	0.23	0.54
Borrowings	2.09%	1.90%	1.54%	1.20%	1.16%	0.19	0.93
Subordinated debentures	5.92%	5.87%	5.77%	5.70%	5.68%	0.05	0.24
Interest-bearing liabilities	1.66%	1.44%	1.25%	1.15%	1.11%	0.22	0.55

Net interest margin (taxable equivalent basis)	3.48%	3.60%	3.70%	3.79%	3.79%	-0.12	-0.31

Cost of deposits	1.04%	0.87%	0.73%	0.68%	0.66%	0.17	0.38

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the third quarter of 2018, the loan and lease loss provision was $0.2 million compared with $0.1 million for the preceding quarter reflecting the continued strong asset quality of the portfolio of loans and leases.

Third quarter noninterest income increased 4.5% to $6.2 million from $5.9 million for the second quarter, primarily due to a $0.3 million increase in servicing income, $0.2 million increase in service charges on deposit accounts and an increase of $0.2 million in other operating income. This was partially offset by a $0.3 million decrease in gain on sale of SBA loans. Gains on sales of SBA loans were $1.1 million for the third quarter 2018, down from $1.4 million for the preceding quarter reflecting lower trade premiums. The volume of SBA loans sold for the 2018 third quarter and second quarter were $19.8 and $19.1 million, respectively.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-18	Q3-18
Noninterest Income	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17
Service charges on deposit accounts	$2,513	$2,328	$2,511	$2,729	$2,678	7.9%	-6.2%
Trade finance and other service charges and fees	1,128	1,149	1,173	1,047	1,133	-1.8%	-0.4%
Servicing income	673	421	662	564	644	59.9%	4.5%
Bank-owned life insurance income	285	256	277	285	286	11.3%	-0.3%
Other operating income	462	305	285	636	283	51.5%	63.3%
Service charges, fees & other	5,061	4,459	4,908	5,261	5,024	13.5%	0.7%

Gain on sale of SBA loans	1,114	1,408	1,448	2,056	2,546	-20.9%	-56.2%
Disposition gain on PCI loans	21	11	133	91	979	90.9%	-97.9%
Net gain (loss) on sales of securities	19	67	(428)	275	267	-71.6%	-92.9%
Total noninterest income	$6,215	$5,945	$6,061	$7,683	$8,816	4.5%	-29.5%

Noninterest expense has remained within a relatively tight range over the past year. During the third quarter, noninterest expense decreased 1.7% to $29.0 million from $29.5 million in the second quarter primarily due to a $0.7 million decrease in other real estate owned, a $0.4 million decrease in occupancy and equipment and a $0.2 million decrease in advertising and promotion. This was partially offset by increases of $0.4 million in professional fees and $0.2 million in data processing. During the third quarter, certain expenses were recovered on a former OREO property. The increase in data processing was due to higher levels of activity and professional fees increased due to the timing of co-sourced internal audits and credit reviews. Merger and integration costs related to the transaction to acquire SWNB Bancorp, Inc. (“SWNB”), which was terminated in September 2018, were $0.5 million and $0.4 million, in the third and second quarter, respectively. As a result of the decrease in noninterest expense, as well as the increase in revenues (noninterest income and net interest income), the efficiency ratio improved to 56.28% in the third quarter from 57.80% in the prior quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-18	Q3-18
	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17
Noninterest Expense
Salaries and employee benefits	$17,436	$17,453	$18,702	$17,270	$16,947	-0.1%	2.9%
Occupancy and equipment	3,685	4,082	4,072	3,997	3,883	-9.7%	-5.1%
Data processing	1,745	1,554	1,678	1,812	1,779	12.3%	-1.9%
Professional fees	1,626	1,214	1,369	1,552	1,210	33.9%	34.4%
Supplies and communication	805	693	708	778	755	16.2%	6.6%
Advertising and promotion	814	1,034	876	988	1,147	-21.3%	-29.0%
Merger and integration costs	466	380	-	-	-	22.6%	0.0%
Other operating expenses	2,872	2,854	2,273	2,961	2,955	0.6%	-2.8%
subtotal	29,449	29,264	29,678	29,358	28,676	0.6%	2.7%

Other real estate owned expense (income)	(441)	246	79	(100)	(16)	-279.3%	2656.3%
Total noninterest expense	$29,008	$29,510	$29,757	$29,258	$28,660	-1.7%	1.2%

Hanmi recorded a provision for income taxes of $6.3 million for the third quarter of 2018, representing an effective tax rate of 28.0%, compared with $5.9 million, representing an effective tax rate of 27.5%, for the second quarter. Hanmi’s effective tax rate for the third quarter of 2017 was 39.9% with a provision of $9.9 million. The year-over-year decrease was a result of the lower Federal corporate tax rate beginning in 2018.

Financial Position
Total assets were $5.49 billion at September 30, 2018, a 1.3% increase from $5.42 billion at June 30, 2018. The increase in total assets was primarily due to an increase in loans and leases receivable.

Loans and leases receivable, before the allowance for loan and lease losses, were $4.58 billion at September 30, 2018, up 0.9% from $4.54 billion at the end of the prior quarter. Loans held for sale, representing the guaranteed portion of SBA loans, were $4.5 million at September 30, 2018 compared with $5.3 million at the end of the second quarter.

Loans and leases receivable, before the allowance for loan and lease losses, increased 9.2% from $4.20 billion for the third quarter last year, primarily due to strong loan and lease production over the last twelve months.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-18	Q3-18
	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17
Loan and Lease Portfolio
Commercial real estate loans	$3,275,382	$3,241,348	$3,122,745	$3,069,063	$3,108,931	1.0%	5.4%
Residential real estate loans	516,968	539,861	545,053	521,852	430,627	-4.2%	20.1%
Commercial and industrial loans	396,383	396,522	409,380	399,197	364,456	0.0%	8.8%
Lease receivable	379,455	350,578	321,480	297,286	272,271	8.2%	39.4%
Consumer loans	14,695	13,817	14,899	17,060	19,070	6.4%	-22.9%
Loans and leases receivable	4,582,883	4,542,126	4,413,557	4,304,458	4,195,355	0.9%	9.2%
Loans held for sale	4,455	5,349	6,008	6,394	6,469	-16.7%	-31.1%
Total loans and leases	$4,587,338	$4,547,475	$4,419,565	$4,310,852	$4,201,824	0.9%	9.2%

New loan and lease production for the 2018 third quarter was $238.0 million while payoffs, amortization and net line utilization was $177.8 million compared with $220.5 million and $151.4 million, respectively, for the third quarter last year. Third quarter 2018 new loan and lease production was comprised of $112.7 million of commercial real estate loans, $32.7 million of commercial and industrial loans, $25.4 million of SBA loans, $64.3 million of commercial leases and $2.9 million of consumer loans. Loan purchases for the 2018 third quarter were $2.2 million, compared with $88.2 million in third quarter last year. For the third quarter of 2018, commercial real estate loans as a percentage of loans and leases receivable decreased to 71.5% compared with 74.1% for the same period last year.

Bonnie Lee, President and Chief Operating Officer, said, “Total new loan and lease production of $238 million in the third quarter increased 8% year-over-year and was in-line with our new strategy to moderate loan and lease growth to single digits in the near-term given the current banking environment. During the quarter, we significantly reduced loan purchases, particularly purchases of residential consumer loans where spreads continue to compress. However, I was pleased with the strong contributions from our Commercial Equipment Leasing division, which comprised approximately 27% of new origination volume in the quarter and benefit our total portfolio with strong risk-adjusted yields.”

Deposits increased 4.2% to $4.61 billion at the end of the third quarter from $4.43 billion at the end of the preceding quarter. Time deposits and money market and savings deposits led this growth with increases of 8.9% and 7.1%, respectively. The loan to deposit ratio at September 30, 2018 decreased to 99.3% from 102.6% in the second quarter.

Deposits increased 7.3% from $4.30 billion in the third quarter last year, as total time deposits and noninterest-bearing demand deposits increased 25.4% and 1.6%, respectively, from a year ago.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-18	Q3-18
	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17
Deposit Portfolio
Demand: noninterest-bearing	$1,313,777	$1,350,383	$1,352,162	$1,312,274	$1,293,538	-2.7%	1.6%
Demand: interest-bearing	90,586	105,825	93,591	92,948	90,734	-14.4%	-0.2%
Money market and savings	1,478,631	1,381,038	1,469,010	1,527,100	1,534,457	7.1%	-3.6%
Time deposits	1,731,428	1,589,289	1,463,338	1,416,332	1,380,281	8.9%	25.4%
Total deposits	$4,614,422	$4,426,535	$4,378,101	$4,348,654	$4,299,010	4.2%	7.3%

At September 30, 2018, stockholders’ equity was $567.7 million, compared with $571.7 million at June 30, 2018. Tangible common stockholders’ equity was $555.5 million, or 10.15% of tangible assets, compared with $559.3 million, or 10.35% of tangible assets at the end of the second quarter. Tangible book value per share increased to $17.31 from $17.20 in the prior quarter.

Hanmi continues to be well capitalized, with a preliminary Tier 1 risk-based capital ratio of 12.14% and a Total risk-based capital ratio of 14.93% at September 30, 2018, versus 12.35% and 15.17%, respectively, for the second quarter.

	As of					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-18	Q3-18
	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	14.93%	15.17%	15.43%	15.50%	15.58%	-0.24	-0.65
Tier 1 risk-based capital	12.14%	12.35%	12.52%	12.55%	12.56%	-0.21	-0.42
Common equity tier 1 capital	11.73%	11.93%	12.09%	12.19%	12.20%	-0.20	-0.47
Tier 1 leverage capital ratio	10.50%	10.83%	10.88%	10.79%	10.92%	-0.33	-0.42
Hanmi Bank
Total risk-based capital	14.68%	14.86%	15.13%	15.20%	15.32%	-0.18	-0.64
Tier 1 risk-based capital	13.97%	14.15%	14.39%	14.47%	14.55%	-0.18	-0.58
Common equity tier 1 capital	13.97%	14.15%	14.39%	14.47%	14.55%	-0.18	-0.58
Tier 1 leverage capital ratio	12.08%	12.42%	12.51%	12.44%	12.66%	-0.33	-0.58

(1) Preliminary ratios for September 30, 2018

Hanmi declared a cash dividend of $0.24 per common share on its common stock in the third quarter.  The dividend was paid on August 30, 2018, to stockholders of record as of the close of business on August 9, 2018.

Asset Quality
Nonperforming loans and leases were $18.3 million at the end of the third quarter of 2018, or 0.40% of loans and leases receivable, compared with $15.8 million at the end the prior quarter, or 0.35%. Loans and leases 30 to 89 days past due and still accruing were 0.15% of loans and leases receivable at the end of the third quarter of 2018, compared with 0.20% at the end of the second quarter.

Nonperforming assets were $19.2 million at the end of the third quarter of 2018, or 0.35% of assets, compared with 0.30% of assets at the end of the prior quarter.

Gross charge-offs for the third quarter of 2018 were $1.2 million compared with $0.7 million for the preceding quarter. Recoveries of previously charged-off loans for the third quarter of 2018 were $0.9 million compared with $0.6 million for the preceding quarter. As a result, there were net charge offs of $342,000 for the third quarter of 2018, compared with net charge offs of $59,000 for the preceding quarter.  For the third quarter of 2018, net charge offs were 0.03% of average loans and leases compared to net charge offs of 0.01% for the preceding quarter.

The allowance for loan and lease losses was $31.7 million as of September 30, 2018, generating an allowance of loan and lease losses to loans and leases of 0.69% compared with 0.70% in the prior quarter.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-18	Q3-18
	2018	2018	2018	2017	2017	vs. Q2-18	vs. Q3-17
Asset Quality
Nonperforming assets:
Nonaccrual loans and leases	$18,283	$15,804	$15,345	$15,805	$14,558	$2,479	$3,725
Loans and leases 90 days or more past due and still accruing	-	-	17	-	-	-	-
Nonperforming loans and leases	18,283	15,804	15,362	15,805	14,558	2,479	3,725
Other real estate, net	877	280	1,660	1,946	1,946	597	(1,069)
Nonperforming assets	$19,160	$16,084	$17,022	$17,751	$16,504	$3,076	$2,656

Delinquent loan and leases:
Loans and leases, 30 to 89 days past due and still accruing	$6,901	$9,089	$7,270	$8,666	$5,682	$(2,188)	$1,219
Delinquent loans and leases to loans and leases	0.15%	0.20%	0.16%	0.20%	0.14%	-5.0%	1.5%

Allowance for loan and lease losses:
Balance at beginning of period	$31,818	$31,777	$31,043	$32,492	$33,758
Loan and lease loss provision	200	100	649	220	269
Net loan charge-offs (recoveries)	342	59	(85)	1,669	1,535
Balance at end of period	$31,676	$31,818	$31,777	$31,043	$32,492

Asset quality ratios:
Nonperforming loans and leases to loans and leases	0.40%	0.35%	0.35%	0.37%	0.35%
Nonperforming assets to assets	0.35%	0.30%	0.32%	0.34%	0.32%
Net loan and lease charge-offs (recoveries) to average loans and leases (1)	0.03%	0.01%	-0.01%	0.16%	0.15%
Allowance for loan and lease losses to loans and leases	0.69%	0.70%	0.72%	0.72%	0.77%
Allowance for loan and lease losses to nonperforming loans and leases	173.25%	201.33%	206.85%	196.41%	223.19%

Allowance for off-balance sheet items:
Balance at beginning of period	$1,357	$1,323	$1,296	$915	$1,135
Provision (income) for off-balance sheet items	-	34	27	381	(220)
Balance at end of period	$1,357	$1,357	$1,323	$1,296	$915

(1) Annualized

Corporate Developments
During the third quarter, Hanmi announced that its Board of Directors authorized a stock repurchase program of up to 5%, or 1.6 million shares, of its outstanding common stock. As of September 30, 2018, Hanmi repurchased 429,558 shares at an average price of $25.89 for an aggregate cost of $11.1 million.

In addition, during the third quarter, Hanmi announced that it had terminated its previously announced agreement to acquire SWNB. Subsequent to the end of the quarter, Hanmi announced that it filed a complaint in the United States District Court for the Southern District of Texas against SWNB and its directors, alleging breach of contract under the Agreement and Plan of Merger. The lawsuit seeks damages for losses incurred as well as the termination fee payable under the Merger Agreement as a result of SWNB’s and the directors’ breach of the agreements.

Conference Call
Management will host a conference call today, October 23, 2018 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 40 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, litigation, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan and lease losses; credit quality and the effect of credit quality on our provision for loan and lease losses and allowance for loan and lease losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Richard Pimentel
Senior Vice President & Corporate Finance Officer
213-427-3191

Lasse Glassen
Investor Relations
Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30,	June 30,	Percentage	September 30,	Percentage
	2018	2018	Change	2017	Change
Assets
Cash and due from banks	$159,617	$136,474	17.0%	$138,139	15.5%
Securities available for sale, at fair value	572,236	565,529	1.2%	598,440	-4.4%
Loans held for sale, at the lower of cost or fair value	4,455	5,349	-16.7%	6,469	-31.1%
Loans and leases receivable, net of allowance for loan and lease losses	4,551,207	4,510,308	0.9%	4,162,863	9.3%
Accrued interest receivable	13,646	12,940	5.5%	12,098	12.8%
Premises and equipment, net	28,552	26,324	8.5%	26,648	7.1%
Customers' liability on acceptances	1,265	971	30.3%	647	95.5%
Servicing assets	8,878	9,255	-4.1%	10,428	-14.9%
Goodwill and other intangible assets, net	12,273	12,363	-0.7%	12,628	-2.8%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	51,372	51,087	0.6%	50,268	2.2%
Prepaid expenses and other assets	67,156	68,217	-1.6%	76,383	-12.1%
Total assets	$5,487,042	$5,415,202	1.3%	$5,111,396	7.3%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,313,777	$1,350,383	-2.7%	$1,293,538	1.6%
Interest-bearing	3,300,645	3,076,152	7.3%	3,005,472	9.8%
Total deposits	4,614,422	4,426,535	4.2%	4,299,010	7.3%
Accrued interest payable	8,153	5,775	41.2%	4,071	100.3%
Bank's liability on acceptances	1,265	971	30.3%	657	92.5%
Borrowings	160,000	270,000	-40.7%	110,000	45.5%
Subordinated debentures	117,670	117,532	0.1%	117,140	0.5%
Accrued expenses and other liabilities	17,784	22,682	-21.6%	21,271	-16.4%
Total liabilities	4,919,294	4,843,495	1.6%	4,552,149	8.1%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	568,861	568,011	0.1%	564,787	0.7%
Accumulated other comprehensive (loss) income	(11,295)	(9,324)	21.1%	290	-3994.8%
Retained earnings	93,768	85,465	9.7%	65,858	42.4%
Less treasury stock	(83,619)	(72,478)	15.4%	(71,721)	16.6%
Total stockholders' equity	567,748	571,707	-0.7%	559,247	1.5%
Total liabilities and stockholders' equity	$5,487,042	$5,415,202	1.3%	$5,111,396	7.3%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	September 30,	June 30,	Percentage	September 30,	Percentage
	2018	2018	Change	2017	Change
Interest and dividend income:
Interest and fees on loans and leases	$56,361	$53,708	4.9%	$50,265	12.1%
Interest on securities	3,238	3,198	1.3%	3,188	1.6%
Dividends on FHLB stock	286	283	1.1%	286	0.0%
Interest on deposits in other banks	151	133	13.5%	123	22.8%
Total interest and dividend income	60,036	57,322	4.7%	53,862	11.5%
Interest expense:
Interest on deposits	11,694	9,465	23.5%	7,071	65.4%
Interest on borrowings	1,264	1,015	24.5%	198	538.4%
Interest on subordinated debentures	1,749	1,728	1.2%	1,667	4.9%
Total interest expense	14,707	12,208	20.5%	8,936	64.6%
Net interest income before provision for loan and lease losses	45,329	45,114	0.5%	44,926	0.9%
Loan and lease loss provision	200	100	100.0%	269	-25.7%
Net interest income after provision for loan and lease losses	45,129	45,014	0.3%	44,657	1.1%
Noninterest income:
Service charges on deposit accounts	2,513	2,328	7.9%	2,678	-6.2%
Trade finance and other service charges and fees	1,128	1,149	-1.8%	1,133	-0.4%
Gain on sale of Small Business Administration ("SBA") loans	1,114	1,408	-20.9%	2,546	-56.2%
Servicing income	673	421	59.9%	644	4.5%
Bank-owned life insurance income	285	256	11.3%	286	-0.3%
Disposition gains on Purchased Credit Impaired ("PCI") loans	21	11	90.9%	979	-97.9%
Net gain (loss) on sales of securities	19	67	-71.6%	267	-92.9%
Other operating income	462	305	51.5%	283	63.3%
Total noninterest income	6,215	5,945	4.5%	8,816	-29.5%
Noninterest expense:
Salaries and employee benefits	17,436	17,453	-0.1%	16,947	2.9%
Occupancy and equipment	3,685	4,082	-9.7%	3,883	-5.1%
Data processing	1,745	1,554	12.3%	1,779	-1.9%
Professional fees	1,626	1,214	33.9%	1,210	34.4%
Supplies and communications	805	693	16.2%	755	6.6%
Advertising and promotion	814	1,034	-21.3%	1,147	-29.0%
Other real estate owned expense	(441)	246	-279.3%	(16)	2656.3%
Merger and integration costs	466	380	22.6%	-	-
Other operating expenses	2,872	2,854	0.6%	2,955	-2.8%
Total noninterest expense	29,008	29,510	-1.7%	28,660	1.2%
Income before provision for income taxes	22,336	21,449	4.1%	24,813	-10.0%
Provision for income taxes	6,255	5,901	6.0%	9,890	-36.8%
Net income	$16,081	$15,548	3.4%	$14,923	7.8%
					-
Basic earnings per share:	$0.50	$0.48		$0.46
Diluted earnings per share:	$0.50	$0.48		$0.46

Weighted-average shares outstanding:
Basic	32,155,132	32,189,096		32,095,286
Diluted	32,275,277	32,336,775		32,255,814
Common shares outstanding	32,087,236	32,513,518		32,413,082

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Nine Months Ended
	September 30,	September 30,	Percentage
	2018	2017	Change
Interest and dividend income:
Interest and fees on loans	$161,643	$143,614	12.6%
Interest on securities	9,541	8,657	10.2%
Dividends on FHLB stock	858	943	-9.0%
Interest on deposits in other banks	398	323	23.2%
Total interest and dividend income	172,440	153,537	12.3%
Interest expense:
Interest on deposits	28,944	18,687	54.9%
Interest on borrowings	2,959	714	314.4%
Interest on subordinated debentures	5,170	3,677	40.6%
Total interest expense	37,073	23,078	60.6%
Net interest income before provision for loan and lease losses	135,367	130,459	3.8%
Loan and lease loss provision	949	611	55.3%
Net interest income after provision for loan and lease losses	134,418	129,848	3.5%
Noninterest income:
Service charges on deposit accounts	7,352	7,667	-4.1%
Trade finance and other service charges and fees	3,449	3,449	0.0%
Gain on sale of Small Business Administration ("SBA") loans	3,970	6,678	-40.6%
Servicing income	1,755	2,067	-15.1%
Bank-owned life insurance income	819	828	-1.1%
Disposition gains on Purchased Credit Impaired ("PCI") loans	166	1,702	-90.2%
Net gain (loss) on sales of securities	(341)	1,473	-123.2%
Other operating income	1,050	1,869	-43.8%
Total noninterest income	18,220	25,733	-29.2%
Noninterest expense:
Salaries and employee benefits	53,590	50,674	5.8%
Occupancy and equipment	11,839	11,743	0.8%
Data processing	4,976	5,148	-3.3%
Professional fees	4,210	3,912	7.6%
Supplies and communications	2,206	2,135	3.3%
Advertising and promotion	2,724	2,964	-8.1%
Other real estate owned expense	(116)	402	-128.9%
Merger and integration costs	846	(40)	-2215.0%
Other operating expenses	7,999	7,905	1.2%
Total noninterest expense	88,274	84,843	4.0%
Income before provision for income taxes	64,364	70,738	-9.0%
Income tax expense	17,880	27,576	-35.2%
Net income	$46,484	$43,162	7.7%
			-
Basic earnings per share:	$1.44	$1.34
Diluted earnings per share:	$1.43	$1.33

Weighted-average shares outstanding:
Basic	32,171,558	32,058,705
Diluted	32,306,041	32,230,319
Common shares outstanding	32,087,236	32,413,082

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans and leases receivable (1)	$4,551,284	$56,361	4.91%	$4,414,217	$53,708	4.88%	$4,092,131	$50,265	4.87%
Securities (2)	589,939	3,408	2.31%	591,493	3,384	2.29%	611,538	3,683	2.41%
FHLB stock	16,385	286	6.93%	16,385	283	6.93%	16,385	286	6.93%
Interest-bearing deposits in other banks	30,368	151	1.97%	28,831	133	1.85%	38,981	123	1.25%
Total interest-earning assets	5,187,976	60,206	4.60%	5,050,926	57,508	4.57%	4,759,035	54,357	4.53%

Noninterest-earning assets:
Cash and due from banks	124,072			124,371			114,108
Allowance for loan and lease losses	(32,172)			(31,871)			(34,252)
Other assets	173,589			175,277			188,813

Total assets	$5,453,465			$5,318,703			$5,027,704

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$92,090	$36	0.16%	$92,552	$18	0.08%	$90,720	$18	0.08%
Money market and savings	1,377,739	4,011	1.16%	1,412,118	3,546	1.01%	1,526,951	3,311	0.86%
Time deposits	1,687,827	7,647	1.80%	1,553,692	5,901	1.52%	1,384,724	3,742	1.07%
Total interest-bearing deposits	3,157,656	11,694	1.47%	3,058,362	9,465	1.24%	3,002,395	7,071	0.93%
Borrowings	240,054	1,263	2.09%	214,066	1,015	1.90%	67,935	198	1.16%
Subordinated debentures	117,584	1,749	5.92%	117,456	1,728	5.87%	117,065	1,667	5.68%
Total interest-bearing liabilities	3,515,294	14,706	1.66%	3,389,884	12,208	1.44%	3,187,395	8,936	1.11%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,323,688			1,325,195			1,257,954
Other liabilities	29,846			26,651			30,592
Stockholders' equity	584,637			576,973			551,763

Total liabilities and stockholders' equity	$5,453,465			$5,318,703			$5,027,704

Net interest income (tax equivalent basis)		$45,500			$45,300			$45,421

Cost of deposits			1.04%			0.87%			0.66%
Net interest spread (taxable equivalent basis)			2.94%			3.13%			3.42%
Net interest margin (taxable equivalent basis)			3.48%			3.60%			3.79%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Nine Months Ended
	September 30, 2018			September 30, 2017
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans and leases receivable (1)	$4,426,369	$161,643	4.88%	$3,976,021	$143,614	4.83%
Securities (2)	590,062	10,087	2.28%	574,801	10,153	2.36%
FHLB stock	16,385	858	7.00%	16,385	943	7.69%
Interest-bearing deposits in other banks	30,526	398	1.74%	41,663	323	1.04%
Total interest-earning assets	5,063,342	172,986	4.57%	4,608,870	155,033	4.50%

Noninterest-earning assets:
Cash and due from banks	123,680			116,206
Allowance for loan and lease losses	(32,175)			(33,550)
Other assets	174,685			190,001

Total assets	$5,329,532			$4,881,527

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$92,009	$72	0.10%	$94,040	$56	0.08%
Money market and savings	1,422,514	10,883	1.02%	1,489,302	9,200	0.83%
Time deposits	1,561,541	17,989	1.54%	1,293,412	9,431	0.97%
Total interest-bearing deposits	3,076,064	28,944	1.26%	2,876,754	18,687	0.87%
Borrowings	211,264	2,959	1.87%	118,736	714	0.80%
Subordinated debentures	117,455	5,170	5.86%	88,604	3,677	5.52%
Total interest-bearing liabilities	3,404,783	37,073	1.46%	3,084,094	23,078	1.00%

Noninterest-bearing liabilities:
Demand deposits: noninterest-bearing	1,318,713			1,224,886
Other liabilities	30,140			29,044
Stockholders' equity	575,896			543,503

Total liabilities and stockholders' equity	$5,329,532			$4,881,527

Net interest income (tax equivalent basis)		$135,913			$131,955

Cost of deposits			0.88%			0.61%
Net interest spread (taxable equivalent basis)			3.11%			3.50%
Net interest margin (taxable equivalent basis)			3.59%			3.83%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	September 30,	June 30,	March 31,	December 31,	September 30,
Hanmi Financial Corporation	2018	2018	2018	2017	2017
Assets	$5,487,042	$5,415,202	$5,305,641	$5,210,485	$5,111,396
Less goodwill and other intangible assets	(12,273)	(12,363)	(12,454)	(12,544)	(12,628)
Tangible assets	$5,474,769	$5,402,839	$5,293,187	$5,197,941	$5,098,768

Stockholders' equity	$567,748	$571,707	$564,278	$562,477	$559,247
Less goodwill and other intangible assets	(12,273)	(12,363)	(12,454)	(12,544)	(12,628)
Tangible stockholders' equity	$555,475	$559,344	$551,824	$549,933	$546,619

Stockholders' equity to assets	10.35%	10.56%	10.64%	10.80%	10.94%
Tangible common equity to tangible assets	10.15%	10.35%	10.43%	10.58%	10.72%

Common shares outstanding	32,087,236	32,513,518	32,502,658	32,431,627	32,413,082
Tangible common equity per common share	$17.31	$17.20	$16.98	$16.96	$16.86